SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities and Exchange Act of 1934
(Amendment No._____)

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The Midland Company

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THE MIDLAND COMPANY

7000 Midland Boulevard
Amelia, Ohio 45102

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

TO THE SHAREHOLDERS OF THE MIDLAND COMPANY:

We are providing you notice that the Annual Meeting of the Shareholders of The Midland Company will be held at our offices, 7000 Midland Boulevard, Amelia, Ohio 45102, on Thursday, April 28, 2005 at 8:30 a.m. (Eastern Time), for the following purposes:

1.	To elect four members of the Board of Directors.

2.	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year 2005.

3.	To transact any other business that may lawfully come before the meeting.

At the time of this notice, the items listed above are the only items of business that the Board of Directors either intends to present or knows will be presented at the meeting.

We hope you will be able to attend the annual meeting. If you do not plan on attending the meeting and wish your stock to be voted, please date, complete and sign the enclosed proxy card and mail it to us in the enclosed pre-paid return envelope. It is important that your shares are represented and voted at the meeting and we hope that you will return the enclosed proxy card.

You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 3, 2005.

DATED AT AMELIA, OHIO THIS 17th DAY OF MARCH, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN I. VON LEHMAN Executive Vice President, CFO & Secretary

GENERAL INFORMATION

Who may vote

Shareholders of Midland, as recorded in our stock register on March 3, 2005, may vote at the meeting. As of that date, Midland had 18,856,175 shares of Common Stock outstanding.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Midland’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and the ratification of Deloitte & Touche LLP as Midland’s independent public accountants for fiscal year 2005.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from such person asking how you wish to vote.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the proxy card.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by notifying Midland’s Secretary in writing at the address under “Questions?” on page 20.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding proposed shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes Needed

The four director candidates receiving the most votes will be elected to fill the available seats on the Board. The ratification of Deloitte & Touche LLP as Midland’s public accountants requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Other Matters

Any other matters considered at the meeting, including adjournment, will require the affirmative vote of a majority of shares voting.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

The Board of Directors oversees the management of Midland on your behalf. The Board reviews Midland’s long-term strategic plans and exercises direct decision-making authority in key areas, such as choosing the executive officers, setting the scope of their authority to manage Midland’s day-to-day business and evaluating management’s performance.

Midland’s Amended and Restated Code of Regulations provides that the Board of Directors consists of three classes of directors, Class I, II, and III. Each class is elected for a three-year term with one class being elected each year. The term of the Class I directors expires at the 2005 Annual Meeting of Shareholders, the term of Class II directors expires at the 2006 Annual Meeting of Shareholders and the term of the Class III directors expires at the 2007 Annual Meeting of Shareholders.

Three out of our four director nominees are not Midland employees. Only directors deemed to be independent by Nasdaq standards serve on our Audit, Compensation and Governance and Nominating Committees. Personal information on each of our nominees is provided below.

Mr. Robert W. Hayden, a member of the Class I directors, resigned from the Board of Directors effective January 31, 2005. As a result, Mr. Hayden has not been nominated as a Class I director. Midland’s Board has not nominated a replacement for Mr. Hayden.

The Board is nominating for re-election all of its current Class I directors: James E. Bushman, James H. Carey, John W. Hayden and David B. O’Maley. All Class I directors will hold office until the annual meeting in 2008 or until their successors have been elected and qualified.

The following Class II directors have been elected to serve until the annual meeting in 2006 and until their successors have been elected and qualified: Michael J. Conaton, Jerry A. Grundhofer, Joseph P. Hayden III, William J. Keating, Jr., John R. LaBar and Richard M. Norman.

The following Class III directors have been elected to serve until the annual meeting in 2007 and until their successors have been elected and qualified: J.P. Hayden, Jr., William T. Hayden, John M. O’Mara, Glenn E. Schembechler, Francis Marie Thrailkill, OSU Ed.D. and John I. Von Lehman.

Midland has determined that each of the following directors satisfies Nasdaq’s independence requirements: James E. Bushman, James H. Carey, Jerry A. Grundhofer, William J. Keating, Jr., Richard M. Norman, David B. O’Maley, John M. O’Mara, Glenn E. Schembechler and Francis Marie Thrailkill, OSU Ed.D.

Board meetings last year: 5

Proxies solicited by the Board will be voted for the election of the director nominees. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the President or the Secretary of Midland not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate their votes.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected. Should any of the nominees become unable to serve, proxies will be voted for any substitute nominee designated by the Board of Directors.

The Board recommends a vote FOR each of the directors nominated for election:

James E. Bushman Age 60 Director since 1997	Mr. Bushman is the President and Chief Executive Officer of Cast-Fab Technologies, Inc. and has served in those capacities for over ten years. Mr. Bushman is a director of Ohio National Fund, Inc., The Dow Target Variable Fund, LLC, and ABX Air, Inc.

James H. Carey Age 72 Director since 1971	Mr. Carey served as a corporate director and advisor and as the Managing Director of Briarcliff Financial Associates from 1991 to 2002. Mr. Carey currently serves as Chairman of the Board of Directors of ABX Air, Inc. Mr. Carey formerly served as the Chief Executive Officer of National Capital Benefits Corporation and as the President and Chief Executive Officer of the Berkshire Bank.

John W. Hayden Age 47 Director since 1991	Since 1998 Mr. Hayden has been the Chief Executive Officer and President of Midland. In addition, Mr. Hayden serves as the Chairman, Chief Executive Officer and President of American Modern Insurance Group, Inc., a wholly owned subsidiary of Midland. Before assuming his current responsibilities, Mr. Hayden was a Senior Executive Vice President of Midland and Vice Chairman of American Modern Insurance Group, Inc. Mr. Hayden has served in various capacities for Midland and its subsidiaries with progressively increasing responsibilities since 1981. Mr. Hayden is also a director of Ohio National Financial Services, Inc., Ohio National Mutual Holding, Inc. and The Ohio National Life Insurance Company.

David B. O’Maley Age 58 Director since 1998	Mr. O’Maley is Chairman of the Board, President and Chief Executive Officer of Ohio National Financial Services, Inc. and holds various executive positions with several affiliated companies. He has served in those capacities since 1994. Mr. O’Maley has also been a director of US Bancorp (or its predecessor(s)) since 1995 and is a director of KGO Development, Inc.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS
(Item 2 on the Proxy Card)

Although not required, the Board is seeking shareholder ratification of its selection of Deloitte & Touche LLP as Midland’s independent registered public accounting firm for fiscal year 2005. This firm of independent and certified public accountants has performed the annual audit of Midland and its predecessor, Midland-Guardian Co., since 1952. An affirmative vote of a majority of common shares voting at the meeting is required for ratification. If ratification is not obtained, the Audit Committee of the Board of Directors may select other auditors. Representatives of Deloitte & Touche LLP are expected to be present at the 2005 Annual Shareholders’ Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions that may be asked by shareholders.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the aggregate fees to the Company from Deloitte & Touche LLP related to the last two fiscal years:

	2004	2003
Audit Fees (a)	$582,400	$345,500

Audit-Related Fees (b)	71,000	92,000

Total	$653,400	$437,500

(a) Fees for audit services in 2004 and 2003 consisted of:

•	Audit of the Company’s annual financial statements

•	Reviews of the Company’s quarterly financial statements

•	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters

(b) Fees for audit-related services in 2004 and 2003 consisted of:

•	Sarbanes-Oxley Act Section 404 advisory services (2003 only)

•	Employee benefit plan audits

There were no fees for services other than audit fees and audit-related fees from Deloitte & Touche LLP in 2004 and 2003. In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The services performed by Deloitte & Touche LLP were pre-approved in accordance with the Audit Committee Charter. Any requests for audit, audit-related, tax and other services not contemplated on the description of the services expected to be performed by Deloitte & Touche LLP in each of the disclosure categories in the following fiscal year must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, may be delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

DIRECTOR COMPENSATION

Non-employee directors of Midland receive $16,000 per year for serving as a member of the Board of Directors. They also receive $3,000 for each regular or special Board of Directors meeting attended. In addition, Midland pays non-employee directors serving on committees the following:

Audit Committee:
- Chairman	$6,000 annually
- Vice Chairman	$5,000 annually
- Attendance Fee	$2,000 per meeting
Compensation Committee:
- Chairman	$4,000 annually
- Attendance Fee	$1,500 per meeting
Other Committees:
- Chairman	$2,000 annually
- Attendance Fee	$1,500 per meeting

The per meeting committee attendance fees described above are in addition to any Chairman/Vice Chairman retainers. In addition to the payments described above, Midland also pays members of the Audit Committee $1,000 for each conference call they attend in connection with their review and advice to the Board and Company regarding certain of the Company’s earnings releases.

Non-employee directors may defer receipt of some or all of their annual fees, attendance fees and committee fees under Midland’s Non-Employee Director Deferred Compensation Plan. Under this Plan, non-employee directors may either invest deferred compensation in Midland stock equivalents or may receive a fixed rate of return on compensation they have deferred.

Non-employee directors received an option grant in 2004 entitling each director to purchase 2,000 shares of Midland common stock. Directors who are presently under consulting agreements with Midland do not receive any compensation for serving as a director other than director options. Directors who are employees of Midland do not receive any compensation for serving as a director. The net value realized from the exercise of options or restricted grants in 2004 by non-employee directors was $72,710.

Midland maintains a split-dollar life insurance program for J.P. Hayden, Jr., a director and a former executive officer of Midland. Under this program, Midland has purchased life insurance policies on the lives of J.P. Hayden, Jr. and his wife. J.P. Hayden, Jr. is responsible for a portion of the premiums and Midland pays the remainder of the premiums on the life insurance policies. The amount of premium advanced by Midland in 2004 was $602,647. No interest is charged on the amount advanced but repayment of such amount is secured by collateral assignment of the policies. Upon the death of J.P. Hayden, Jr. and his wife, (or in the sixteenth year of the policy, whichever occurs first) Midland will be entitled to receive that portion of the benefits paid under the life insurance policy equal to the premiums paid by Midland on that policy. In the event of surrender of a policy prior to death of an insured, Midland would recover the premiums it has paid from the cash surrender value of the policy or from the insureds. The life insurance trust established by the decedent will receive the remainder of the death benefits. The economic value of the benefit during 2004 for the total of the premiums advanced to date, using the Demand Loan Approach and Midland’s average commercial paper rate of 1.37%, is $74,847 for J. P. Hayden, Jr. and his wife.

Midland also maintains split-dollar life insurance programs for Robert W. Hayden and John R. LaBar. Robert W. Hayden is a former director (resigned, January 31, 2005) and officer of Midland. John R. LaBar is a director and former officer of Midland. In 2004, Midland advanced $237,430 in premiums for Robert W. Hayden and $283,579 in premiums for John R. LaBar. No interest is charged on the amounts advanced. The economic value of the benefits in 2004, for the total of the premiums advanced to date, was $29,942 for Robert W. Hayden and $35,572 for John R. LaBar.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board.

THE AUDIT COMMITTEE

The Audit Committee is responsible for facilitating the Board of Directors’ financial oversight responsibilities for Midland. The Committee is also responsible for appointing, retaining, compensating, overseeing, evaluating and terminating the Company’s independent auditors. The Committee alone has the authority to approve all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors. The independent auditors report directly to the Audit Committee. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Midland concerning accounting, internal accounting controls or auditing matters. The Committee has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters. The Committee also serves as the Company’s Qualified Legal Compliance Committee for purposes of SEC Rule 205.

Committee members: James E. Bushman, James H. Carey, Richard M. Norman and Glenn E. Schembechler.
James H. Carey, Chairman
James E. Bushman, Vice Chairman

Meetings last year: 6

Midland’s Board has determined that Mr. Bushman is an “Audit Committee Financial Expert” as defined under Regulation S-K Item 401(h). Mr. Bushman is deemed to be Independent under Nasdaq standards.

REPORT OF THE AUDIT COMMITTEE

Midland’s Audit Committee is composed of Messrs. Bushman, Carey, Norman and Schembechler. In accordance with the Audit Committee’s Charter, as adopted by Midland’s Board of Directors, the Audit Committee’s primary function is to facilitate the Board of Directors’ financial oversight responsibilities concerning Midland. The Audit Committee Charter as amended on January 28, 2004 was included in the proxy statement dated March 10, 2004. Consistent with the Committee’s Charter, each of the four Audit Committee members is an independent director, as that term is defined by Nasdaq standards.

The Committee met six times during fiscal 2004, and met twice during the first two months of 2005. In discharging its duties and responsibilities, the Audit Committee:

•	reviewed and discussed Midland’s audited financial statements for the year ended December 31, 2004 with management;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended;

•	received from Deloitte & Touche LLP a formal written statement describing all relationships between the auditors and Midland that might affect the auditors’ independence as required by Independence Standards Board the Standard No. 1;

•	discussed with Deloitte & Touche LLP any relationships that may impact their objectivity and independence; and

•	determined that the provision of non-audit services provided to Midland by the auditors for 2004 is compatible with maintaining the auditors’ independence.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Midland’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit Committee
James E. Bushman, Vice Chairman
James H. Carey, Chairman
Richard M. Norman
Glenn E. Schembechler

THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for reviewing and establishing compensation for the senior executive officers of Midland.

Committee members: James E. Bushman, James H. Carey, William J. Keating, Jr. and John M. O’Mara.
John M. O’Mara, Chairman

Meetings last year: 5

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Midland’s Compensation Committee is composed of Messrs. Bushman, Carey, Keating and O’Mara. All four members are directors deemed to be independent by Nasdaq standards.

Midland’s compensation policy is designed to attract and retain qualified senior executive officers, to reward them for profitable corporate performance and to provide incentives for them to create short-term and long-term corporate stability and growth. Accordingly, Midland’s compensation package for its executive officers consists of base salary, short-term incentive compensation and long-term incentive awards. The level of these compensation components is determined by the Compensation Committee.

For the past several years, the Committee has engaged Towers Perrin, a national compensation consultant, to offer advice with respect to Midland’s executive compensation program. The consultant determined a relevant peer group of companies in the insurance industry and surveyed available compensation data for such companies to ascertain competitive levels of base compensation, short-term incentive compensation and long-term incentive awards, and has made various recommendations to the Committee, who has relied on the consultant’s expert advice.

The Committee sets base salaries at levels the Committee believes are sufficient to attract and retain qualified executives, including the Chief Operating Officer and the Chief Executive Officer. The Committee, in determining the base salaries for both the Chief Operating Officer and the Chief Executive Officer, considered several factors including, but not limited to, the compensation payable to the chief executive officers of various other companies, including other specialty insurance companies with comparable asset size and premium income. Based on these factors, the base salary for both the Chief Operating Officer and the Chief Executive Officer was set at $521,600 in 2004, representing an increase of $32,600 above the prior year’s base salary of $489,000.

Midland also has a program for short-term incentive compensation and long-term incentive awards. With respect to short-term incentive compensation, the Committee implemented The Midland Company Executive Annual Incentive Plan that ties executive bonuses to the achievement of stipulated goals for top-line revenue growth, profitability and the efficient use of Midland’s capital as measured by Midland’s after-tax return on beginning shareholders’ equity. During 2004, the short-term incentive compensation earned by both the Chief Operating Officer and the Chief Executive Officer was $516,280.

With respect to long-term incentive awards, the Committee implemented a program that would tie a portion of executive stock awards to specific performance measures. The specific measure selected was a target of growth in shareholders’ equity per share over a three-year period. Long-term incentive awards are made under Midland’s 2002 Employee Associate Incentive Stock Plan, as amended, which authorizes restricted stock awards, stock option grants, performance share awards and stock appreciation rights. During 2004, stock options and performance shares were awarded to both the Chief Operating Officer and the Chief Executive Officer and to other executive officers as set forth in the Summary Compensation Table.

Respectfully submitted,

Compensation Committee
James E. Bushman
James H. Carey
William J. Keating, Jr.
John M. O’Mara, Chairman

THE EXECUTIVE COMMITTEE

The Executive Committee has the authority, during intervals between meetings of the Board of Directors, to exercise all powers of the Board of Directors other than that of filling vacancies in the Board of Directors or in any committee of the Board of Directors. In addition, this Committee reviews and recommends compensation for non-employee members of the Board of Directors.

Committee members: James E. Bushman, Michael J. Conaton, J. P. Hayden, Jr., John W. Hayden, Joseph P. Hayden III and John M. O’Mara.
J. P. Hayden, Jr., Chairman

Meetings last year: 2

THE GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee is a result of the 2004 consolidation of the Board’s Nominating Committee and its Governance Committee. The Governance and Nominating Committee’s Charter is available at www.midlandcompany.com.

The Governance and Nominating Committee identifies and evaluates candidates to be nominated to serve as directors of the Company. The Committee has adopted a Policy Regarding Director Nominations. The Policy establishes minimum qualifications and factors for selection of persons to be nominated to serve as directors. Those factors reflect the Committee’s belief that, among other things, a candidate for the Board should demonstrate experience or expertise needed to offer meaningful and relevant advice and guidance to management, possess the proven ability to exercise sound business judgment, and have consistently demonstrated the highest personal integrity and ethics. The Committee evaluates candidates taking into consideration, among other things, the current composition of the Board, Midland’s operations and its plan for the future, long term interests of the Company and its shareholders, and the need to maintain a balance of knowledge, experience, and capabilities.

The Policy is subject to periodic review and amendment by the Committee in consultation with other independent directors serving on the Company’s Board and is available to shareholders of record who submit a written request to: The Nominating Committee, c/o The Board of Directors, The Midland Company, 7000 Midland Boulevard, Amelia, Ohio 45102, ATTN: William J. Keating, Jr.

The Policy provides that the Committee will consider candidates who are duly nominated in writing by “Eligible Nominating Shareholders.” Such nominations must be submitted in accordance with the Company’s Amended and Restated Code of Regulations which, among other things, requires the submission of information required by Regulation 14A under the Securities Exchange Act of 1934, and by Rule 14a-11 thereunder. The Committee has never rejected a candidate who has been nominated by a shareholder, but the Committee reserves the right to evaluate and reject nominations in the best interests of the Company and its shareholders.

The Committee has never paid a fee to a third party for assistance in identifying and evaluating prospective nominees to stand for election to the Board of Directors. However, the Committee reserves the right to retain such services in the best interests of the Company and its shareholders.

Shareholders wishing to communicate with the Board should mail a written statement of the purpose and substance of the desired communication to: The Midland Company, 7000 Midland Boulevard, Amelia, Ohio 45102, ATTN: Corporate Secretary. Such communications will be reviewed to determine their appropriateness in accordance with fiduciary duties of Midland’s Board. Appropriate inquiries will be forwarded to William J. Keating, Jr., a director of the Company.

Midland encourages its directors to attend the Annual Meeting of the Company Shareholders. Six of the Company’s Directors attended the Annual Shareholders’ Meeting held April, 2004.

All of the members of the Governance and Nominating Committee are deemed to be independent under Nasdaq’s standards.

Committee Members: James H. Carey, William J. Keating, Jr., John M. O’Mara and Francis Marie Thrailkill, OSU Ed.D.
John M. O’Mara, Chairman

Meetings last year: 3

CODE OF ETHICS

Midland has adopted a Code of Ethics which complies with NASD Rule 4350(n) and SEC Regulation S-K Item 406 which can be obtained upon written request to the contact specified under “Questions” on page 20 hereof.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 3, 2005, the holdings of persons (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by Midland to be the beneficial owner of more than 5% of Midland’s outstanding Common Stock. Information has been furnished by persons listed and/or has been obtained from reports filed by the persons listed with the Securities and Exchange Commission.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class
J. P. Hayden, Jr. & Lois T. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	2,147,836	(1)	11.4%

William T. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	1,617,564	(2)	8.6%

T. Rowe Price Associates, Inc. 100 E.Pratt Street Baltimore, Maryland 21202	1,407,900	(6)	7.5%

John W. Hayden 7000 Midland Boulevard Amelia, Ohio 45102	1,226,056	(4)	6.5%

Joseph P. Hayden III 7000 Midland Boulevard Amelia, Ohio 45102	1,188,809	(5)	6.3%

John R. LaBar 7000 Midland Boulevard Amelia, Ohio 45102	1,093,133	(3)	5.8%

(1)	J. P. Hayden, Jr. and Lois T. Hayden are husband and wife. Their beneficial ownership includes 147,812 shares over which J.P. Hayden, Jr. has sole voting and investment power, 163,864 shares owned by Lois T. Hayden and 26,500 shares that may be acquired through exercise of options within 60 days of March 3, 2005. Such ownership also includes 510,958 shares owned by Hayden Investments Limited Partnership and 1,298,702 shares held by J&L Holdings Limited Partnership, for each of which Mr. Hayden’s spouse controls all voting and investment power.

(2)	William T. Hayden’s beneficial interest includes 21,596 shares owned by Mr. Hayden’s wife, 867,799 shares over which Mr. Hayden has sole voting and investment power, 700,669 shares over which he shares voting and investment power, and 27,500 shares that may be acquired through exercise of options within 60 days of March 3, 2005. With regard to the shares to which Mr. Hayden shares voting and investment power, Mr. Hayden shares such power over: (a) 198,504 shares held in trust as a co-trustee with Burgess L. Doan; (b) 83,716 shares held in trust as co-trustee with John W. Hayden; (c) 232,834 shares held in trust as co-trustee with John W. Hayden and Thomas R. Hayden; and (d) 171,681 shares held in trust as co-trustee with Joseph P. Hayden III and Thomas R. Hayden.

(3)	John R. LaBar’s beneficial interest includes 937,508 shares over which Mr. LaBar has sole voting and investment power, 134,125 shares owned by his wife and 21,500 shares that may be acquired through exercise of options within 60 days of March 3, 2005.

(4)	John W. Hayden’s beneficial interest includes 551,054 shares over which Mr. Hayden has sole voting and investment power, 583,327 shares over which he shares voting and investment power, 9,896 shares held by Mr. Hayden’s spouse and 81,779 shares that may be acquired though exercise of options within 60 days of March 3, 2005. Included in the shares over which Mr. Hayden has sole voting and investment power, he has sole voting and investment power over: (a) 207,845 shares held by a limited liability company controlled by Mr. Hayden and (b) 4,200 shares held in trust for Mr. Hayden’s children over which Mr. Hayden’s wife has sole voting and investment power. With regard to the shares over which Mr. Hayden shares voting and investment power, Mr. Hayden shares voting and investment power over: (a) 83,716 shares held in trust as co-trustee with William T. Hayden; (b) 83,716 shares held in trust as co-trustee with Joseph P. Hayden III; (c) 232,834 shares held in trust as co-trustee with William T. Hayden and Thomas R. Hayden; and (d) 183,061 shares held in trust as co-trustee with Joseph P. Hayden III and Thomas R. Hayden.

(5)	J. P. Hayden II’s beneficial ownership includes 644,216 shares over which Mr. Hayden has sole voting and investment power, 438,458 shares over which he shares voting and investment power, 24,356 shares owned by Mr. Hayden’s wife, and 81,779 shares that may be acquired through exercise of options within 60 days of March 3, 2005. Included in the shares over which Mr. Hayden has sole voting and investment power, he has sole voting and investment power over: (a) 207,945 shares held by a limited liability company controlled by Mr. Hayden and (b) 5,600 shares held in trust for Mr. Hayden’s children over which Mr. Hayden’s wife has sole voting and investment power. Of the shares over which Mr. Hayden shares voting and investment power, Mr. Hayden shares voting and investment power over: (a) 83,716 shares held in trust as co-trustee with John W. Hayden; (b) 183,061 shares held in trust as co-trustee with John W. Hayden and Thomas R. Hayden; and (c) 171,681 shares held in trust as co-trustee with William T. Hayden and Thomas R. Hayden.

(6)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning Midland’s directors and certain executive officers for 2004:

Name	Age	Position
Joseph P. Hayden III (1)	52	Chairman of the Board and Chief Operating Officer

John W. Hayden (l)	47	President, Chief Executive Officer and Director

John I. Von Lehman	52	Executive Vice President, Chief Financial Officer,
		Secretary and Director

Paul T. Brizzolara	47	Executive Vice President, Chief Legal Officer and
		Assistant Secretary

Paul F. Gelter	49	Executive Vice President

Elisabeth E. Baldock	46	Vice President Human Resources/Learning and
		Development

W. Todd Gray	37	Treasurer

James E. Bushman (1)(2)(3)	60	Director

James H. Carey (2)(3)(4)	72	Director

Michael J. Conaton (1)	71	Director

Jerry A. Grundhofer	60	Director

J. P. Hayden, Jr. (1)	75	Chairman of the Executive Committee of the Board of
		Directors and Director

Robert W. Hayden*	66	Director

William T. Hayden	51	Director

William J. Keating, Jr. (3)(4)	51	Director

John R. LaBar	73	Director

Richard M. Norman (2)	60	Director

David B. O’Maley	58	Director

John M. O’Mara (1)(3)(4)	77	Director

Glenn E. Schembechler (2)	75	Director

Francis Marie Thrailkill, OSU Ed.D. (4)	67	Director

(1)	Executive Committee Member

(2)	Audit Committee Member

(3)	Compensation Committee Member

(4)	Governance and Nominating Committee Member

*	Robert W. Hayden resigned from Midland’s Board effective January 31, 2005. Mr. Hayden had served on Midland’s Board since 1968.

     Elisabeth E. Baldock. Ms. Baldock has been Vice President of Human Resources/Learning and Development of Midland since October 2000. Ms. Baldock has been employed by Midland since 1999. Prior to 1999, Ms. Baldock was an independent human resources consultant, was a Vice President, Human Resource Development, of Catholic Healthcare Partners and served as a consultant with Hay Management Consultants.

     Paul T. Brizzolara. For more than five years, Mr. Brizzolara has been the Executive Vice President, Chief Legal Officer and Assistant Secretary of Midland. Mr. Brizzolara has served Midland in various capacities with progressively increasing responsibilities since 1982.

     James E. Bushman. For information concerning Mr. Bushman see “Election of Directors”.

     James H. Carey. For information concerning Mr. Carey see “Election of Directors”.

     Michael J. Conaton. From April 1998 until April 2000, Mr. Conaton served as an officer of Midland in his capacity as Vice Chairman and from 1988 until April 1998, as President of Midland. Mr. Conaton has served Midland in various capacities since 1961.

     Paul F. Gelter. Mr. Gelter joined Midland in June of 2002 as Vice President and was promoted to Executive Vice President on January 1, 2005. Prior to joining Midland, Mr. Gelter worked as an independent consultant, PFG Consulting LLC. Prior to November 1999, Mr. Gelter was a Partner with Anderson Consulting.

     W. Todd Gray. Mr. Gray has been Treasurer of Midland since 1997. Mr. Gray joined Midland in 1994 and served as Internal Audit Manager and then as Assistant Treasurer. Prior to joining Midland, Mr. Gray was employed by Deloitte & Touche LLP.

     Jerry A. Grundhofer. Mr. Grundhofer is the Chairman and Chief Executive Officer of US Bancorp. Prior to its merger with US Bancorp, Mr. Grundhofer served as the Chairman of the Board, President and Chief Executive Officer of Firstar Corporation (and its predecessor(s)) since 1993. Mr. Grundhofer is also a director of Ecolab, Inc.

     John W. Hayden. For information concerning Mr. Hayden see “Election of Directors”.

     Joseph P. Hayden III. For more than five years, Mr. Hayden has been the Chairman of the Board of Directors and Chief Operating Officer of Midland. Mr. Hayden also serves as Chairman and Chief Executive Officer of M/G Transport Services, Inc., a wholly owned subsidiary of Midland. Mr. Hayden has served in various capacities for Midland and its subsidiaries with progressively increasing responsibilities since 1975.

     J. P. Hayden, Jr. Mr. Hayden has served as a director of The Midland Company since 1961. From April 1998 until April 2000, Mr. Hayden served as an officer of Midland in his capacity as Chairman of the Executive Committee of the Board of Directors. From 1980 through April 1998, Mr. Hayden served as the Chairman of the Board and Chief Executive Officer of Midland and from 1960 through 1979 as President of Midland. Mr. Hayden has served Midland and its subsidiaries in various capacities since 1950.

     Robert W. Hayden. Mr. Hayden resigned from Midland’s Board effective January 31, 2005 after serving as a director of The Midland Company since 1968. Mr. Hayden retired in 1999, as a Vice President of Midland. Mr. Hayden served Midland and its subsidiaries in various other capacities from 1960 until his retirement.

     William T. Hayden. Mr. Hayden has served as a director of The Midland Company since 1994. Mr. Hayden is a partner of the law firm Katz, Teller, Brant & Hild in Cincinnati, Ohio and has served in this capacity since 2001. Prior to that, Mr. Hayden was an attorney in private practice for over five years and was formerly a partner of the law firm of Cohen, Todd, Kite & Stanford in Cincinnati, Ohio.

     William J. Keating, Jr. Mr. Keating is a partner at Keating, Muething & Klekamp, P.P.L, a law firm in Cincinnati, Ohio, and has served in that capacity for over ten years.

     John R. LaBar. Mr. LaBar retired as Vice President and Secretary of Midland effective December 31, 1998. Mr. LaBar served Midland and its subsidiaries in various capacities from 1953 until his retirement.

     Richard M. Norman. Mr. Norman has served as a director of The Midland Company since 2002. Mr. Norman currently serves as Vice President/Treasurer for Finance and Business Services at Miami University in Oxford, Ohio. Mr. Norman has served in that capacity since August 1999. Prior to August 1999, Mr. Norman served as Vice President/Associate Treasurer for Administration at Rutgers University of New Jersey.

     David B. O’Maley. For information concerning Mr. O’Maley see “Election of Directors”.

     John M. O’Mara. Mr. O’Mara has served as a director of The Midland Company since 1983. Since 1990, Mr O’Mara has served as a financial consultant, has provided general business advice to corporations and has acted as a consultant to parties in leveraged buy-out transactions. Prior to 1990, Mr. O’Mara was Chairman and Chief Executive Officer of Global Natural Resources, Inc. Mr. O’Mara is a director of Baldwin & Lyons, Inc.

     Glenn E. Schembechler. Mr. Schembechler has served as a director of The Midland Company since 1981. Mr. Schembechler is a Professor Emeritus at the University of Michigan. Mr. Schembechler served as President of the Detroit Tigers Baseball Club from 1990 to 1992 and served as Athletic Director and Head Football Coach at the University of Michigan until 1990.

     Francis Marie Thrailkill, OSU Ed.D. Sister Thrailkill has served as a director of The Midland Company since 2001. Sister Thrailkill is President of the College of Mount St. Joseph in Cincinnati, Ohio and has served in this capacity since 1987. Previously, Sister Thrailkill was President of Springfield College in Illinois.

     John I. Von Lehman. Mr. Von Lehman has served as a director of The Midland Company since 1991. For over five years, Mr. Von Lehman has served as Executive Vice President, Chief Financial Officer and Secretary of Midland. Mr. Von Lehman has served Midland in various capacities with progressively increasing responsibilities since 1980.

     Periods of service as directors includes service as directors of Midland’s predecessor, Midland-Guardian Co.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

J. P. Hayden, Jr. and Robert W. Hayden are brothers. Joseph P. Hayden III, John W. Hayden, Thomas R. Hayden and William T. Hayden are brothers and are sons of J. P. Hayden, Jr. and Lois T. Hayden. Thomas R. Hayden is employed by a subsidiary of Midland and earned salary and bonus of $194,147 during 2004. In addition, Thomas R. Hayden was awarded 2,540 stock options in 2004.

Dan LaBar is the son of John R. LaBar and is employed by a subsidiary of Midland. Jeff Martin and Mike Jackson are the brothers-in-law of Joseph P. Hayden III and are employed by a subsidiary of Midland. In 2004, Messrs. LaBar, Martin and Jackson earned salary and bonus payments of $68,499, $87,891 and $126,556, respectively. Messrs. Martin and Jackson were each awarded 255 stock options in 2004.

In 2004, John R. LaBar, a director of Midland and, until December 31, 1998, Vice President and Secretary of Midland, received $115,207 in benefit payments under Midland’s pension plans. In 2004, J. P. Hayden, Jr., a director and Chairman of the Executive Committee of the Board and formerly Chairman and Chief Executive Officer of Midland, received $300,000 in consulting fees. During 2004, Mr. Hayden received other benefits, including health insurance, club dues and airplane and automobile expenses with an estimated value of $95,100. Under the terms of the Consulting Agreement, Mr. Hayden’s consulting fees from Midland decline annually to $200,000 per year in 2005. In 2004, Michael J. Conaton, a director of Midland and formerly Vice Chairman of the Board and President of Midland, received $100,000 in consulting fees. During 2004, Mr. Conaton received other benefits, including health insurance, club dues and airplane and automobile expenses with an estimated value of $29,164. Under the terms of the Consulting Agreement, Mr. Conaton’s consulting fees from Midland decline annually to $50,000 per year in 2005.

At the time of their retirements, J. P. Hayden, Jr. and Michael J. Conaton were participants in Midland’s Non-Qualified Self-Directed Retirement Plan. At the time of his retirement, John R. LaBar was a participant in Midland’s Non-Qualified Pension Plan with pension benefits scheduled to be paid out in the form of a lifetime annuity.

William J. Keating, Jr. is a Partner with the law firm of Keating, Muething and Klekamp, P.L.L., which provides legal services to Midland. William T. Hayden is a Partner with the law firm of Katz, Teller, Brandt & Hild, which provides legal services to Midland.

As disclosed in the “Management’s Discussion and Analysis of Financial Condition and Operations” in the Company’s Annual Report to Shareholders, certain executive officers, directors and shareholders participate in the Company’s Commercial Paper Program pursuant to which such persons purchased commercial paper of the Company at the then current rate offered by the Company to all purchasers, which was the Dealer Commercial Paper Rate as reported in the Midwest edition of the Wall Street Journal. Directors with balances in the Program in excess of $60,000 follow, along with their maximum investment in 2004: Joseph P. Hayden, Jr. ($1,325,000), Robert W. Hayden ($321,000), Glenn E. Schembechler ($224,000), John R. LaBar ($95,000), Michael J. Conaton ($185,000), Joseph P. Hayden III ($128,000) and John W. Hayden ($95,000).

DIRECTORS AND EXECUTIVE OFFICERS STOCK OWNERSHIP

This table lists the executive officers and directors of Midland and shows how much common stock each owned on March 3, 2005.

	Common Stock
	Beneficially Owned
Name	Amount		Percentage
Joseph P. Hayden III	1,188,809	(1)	6.3%

John W. Hayden	1,226,056	(1)	6.5%

John I. Von Lehman	88,961	(4)	*

Paul T. Brizzolara	35,940	(4)	*

Elisabeth E. Baldock	14,979	(4)	*

Paul F. Gelter	4,100	(4)	*

W. Todd Gray	12,186	(4)	*

James E. Bushman	39,500	(4)	*

James H. Carey	24,140	(4)	*

Michael J. Conaton	258,415	(3)	1.4%

Jerry A. Grundhofer	27,500	(4)	*

J. P. Hayden, Jr.	2,147,836	(1)	11.4%

Robert W. Hayden	398,039	(2)	2.1%

William T. Hayden	1,617,564	(1)	8.6%

William J. Keating, Jr.	10,500	(4)	*

John R. LaBar	1,093,133	(1)	5.8%

Richard M. Norman	6,500	(4)	*

David B. O’Maley	27,500	(4)	*

John M. O’Mara	59,900	(4)	*

Glenn E. Schembechler	60,284	(4)	*

Francis Marie Thrailkill, OSU Ed.D.	11,500	(4)	*

All Directors and Executive Officers as a Group (21 Persons)	8,353,342	(4)	43.1%

* Less than 1%

(1)	For information concerning the stock ownership of J.P. Hayden, Jr., Joseph P. Hayden III, John W. Hayden, William T. Hayden and John R. LaBar, see “Principal Shareholders”.

(2)	Robert W. Hayden’s beneficial interest includes 128,832 shares held by Mr. Hayden as Trustee for the benefit of immediate family members and 19,900 shares that may be acquired through exercise of options within 60 days of

March 3, 2005. Mr. Hayden’s beneficial interest also includes 249,307 shares owned by the R. Hayden Investments Limited Partnership, of which Mr. Hayden is the sole general and limited partner. Robert W. Hayden resigned from Midland’s Board of Directors effective as of January 31, 2005.

(3)	Michael J. Conaton’s beneficial interest includes 231,915 shares over which he has sole voting and investment powers and 26,500 shares that may be acquired through exercise of options within 60 days of March 3, 2005.

(4)	Amount includes the number of shares that may be acquired through exercise of options within sixty (60) days of March 3, 2005 by the following persons: James E. Bushman – 21,500; James H. Carey – 21,500; Jerry A. Grundhofer – 21,500; William J. Keating, Jr. – 8,500; Richard M. Norman – 6,300; David B. O’Maley – 21,500; John M. O’Mara – 27,500; Glen E. Schembechler – 21,500; Sister Francis Marie Thrailkill - 11,500; John I. Von Lehman – 38,836; Paul T. Brizzolara – 21,841; Elisabeth E. Baldock – 12,400; Paul F. Gelter - 3,600; W. Todd Gray – 7,545 and all directors and executive officers as a group 245,522.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Midland’s executive officers, directors and persons who own more than ten percent of a registered class of Midland’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms received by it, Midland believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16 reporting requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no Compensation Committee interlocks or insider participation arrangements to report pursuant to Regulation S-K Item 402(j).

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table provides an overview of compensation paid, earned or awarded to the Chief Executive Officer and the four other most highly paid executive officers of Midland for 2004.

		Annual Compensation				Long -Term Compensation
						Awards		Payouts
							Securities
				Defined	Other		Under-
				Contri-	Annual	Restricted	lying		All Other
Name and Principal				bution	Compen-	Stock	Options/	LTIP	Compen-
Position	Year	Salary	Bonus (1)	Plans (2)	sation (3)	Award(s) (4)	SAR’s	Payouts (5)	sation (6)
Joseph P. Hayden III	2004	$521,600	$516,280	$69,981	$0	$0	19,605	$177,317	$739
Chairman of the Board	2003	489,000	215,040	56,454	0	0	25,135	130,560	726
and Chief Operating	2002	461,250	105,257	75,749	0	0	19,880	0	720
Officer

John W. Hayden	2004	$521,600	$516,280	$69,981	$0	$0	19,605	$177,317	$739
Chief Executive Officer	2003	489,000	215,040	56,454	0	0	25,135	130,560	726
and President	2002	461,250	105,257	75,749	0	0	19,880	0	720

John I. Von Lehman	2004	$333,100	$235,502	$37,515	$0	$0	8,725	$77,216	$472
Executive Vice President,	2003	309,000	96,000	30,799	0	0	11,220	71,808	454
Chief Financial Officer	2002	287,000	46,781	37,296	0	0	8,860	0	448
and Secretary

Paul T. Brizzolara	2004	$251,600	$177,881	$14,490	$0	$0	5,855	$42,900	$356
Executive Vice President,	2003	229,000	70,400	11,508	0	0	6,880	36,992	333
Chief Legal Officer	2002	205,000	26,732	12,512	25,549	0	5,250	0	320
and Assistant Secretary

Paul F. Gelter	2004	$240,600	$170,104	$29,317	$0	$0	5,730	0	$341
Executive Vice President	2003	219,000	68,000	22,612	0	0	4,335	0	321
	2002	116,667	19,017	11,083	0	0	0	0	106

(1)	Bonus amounts are based on the amount earned during the calendar year but paid in the following year. For example, the bonus amount appearing in the 2004 row was earned in 2004 but actually paid in February of 2005.

(2)	Total Midland contributions during the year for defined contribution plans. Midland has a 401(k) defined contribution plan, a non-qualified savings plan as well as a defined contribution pension plan.

(3)	Amounts for all Other Annual Compensation are shown for those years in which car allowance, club dues, etc., exceeds the lesser of $50,000 or 10% of salary and bonus earned. $21,600 of the amount reported for Mr. Brizzolara in 2002 relates to his automobile allowance.

(4)	There were no restricted stock holdings at December 31, 2004.

(5)	Amount represents the value of restricted performance shares that were awarded contingent on the attainment of certain performance objectives based on the growth in Midland’s Shareholders’ Equity.

(6)	Amounts represent group term life insurance premiums paid by Midland during the year.

DEFINED BENEFIT PENSION PLAN

The 2004 estimated annual benefits (after deduction for social security benefits) payable upon retirement is a straight-line annuity paid from the Defined Benefit Pension Plan and may be individually estimated by reference to the following table:

Average Annual	Years of Service
Compensation	15	20	25		30		35
$200,000	$47,387	$63,183	$78,978		$94,774		$110,569

250,000	$60,512	$80,683	$100,853		$121,024		$141,194

300,000	$73,637	$98,183	$122,728		$147,274		$171,819	*

350,000	$86,762	$115,683	$144,603		$173,524	*	$202,444	*

400,000	$99,887	$133,183	$166,478		$199,774	*	$233,069	*

450,000	$113,012	$150,683	$188,353	*	$226,024	*	$263,694	*

For purposes of the Defined Benefit Pension Plan, the credited years of service through 2004 covered by the plan (not to exceed 35 years) for Paul T. Brizzolara, the only named executive officer to continue with the Defined Benefit Plan, was 22 years of service.

*Under the Internal Revenue Code, the maximum allowable annual benefit payable by the qualified pension plan in 2005 is $170,000. In addition, the maximum pay that can be used to determine the benefit is $210,000. The Board of Directors has approved the payment to participants directly by Midland of any reduction in benefits occasioned by limitations on benefits contained in the Internal Revenue Code.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts under Non-Stock
			Price-Based Plans
	Number of
	Shares, Units	Performance
	Or Other	Period	Below	Threshold	Target	Maximum
Name	Rights (#)	Until Payout	Threshold	Shares	Shares	Shares
Joseph P. Hayden III	8,620	1/1/2004 - 12/31/2006	0	4,310	8,620	17,240

John W. Hayden	8,620	1/1/2004 - 12/31/2006	0	4,310	8,620	17,240

John I. Von Lehman	3,835	1/1/2004 - 12/31/2006	0	1,918	3,835	7,670

Paul T. Brizzolara	2,575	1/1/2004 - 12/31/2006	0	1,288	2,575	5,150

Paul F. Gelter	2,520	1/1/2004 - 12/31/2006	0	1,260	2,520	5,040

In 2004, Joseph P. Hayden III, John W. Hayden, John I. Von Lehman, Paul T. Brizzolara and Paul F. Gelter were awarded restricted performance shares in the form of a restricted stock grant. The actual number of shares that will ultimately be granted to each executive is contingent on the attainment of certain performance objectives based on the growth in Midland’s Shareholders’ Equity through December 31, 2006, which could range from zero to 200 percent of the original shares awarded.

OPTION GRANTS IN LAST FISCAL YEAR

		% of Total
	Number of	Options
	Securities	Granted to
	Underlying	Employees
	Options	in Fiscal	Exercise Price	Expiration	Grant Date
Names	Granted	2004	($/Per Share)	Date	Present Value
Joseph P. Hayden III	19,605	9.2%	$24.40	2/17/14	$192,521

John W. Hayden	19,605	9.2%	$24.40	2/17/14	192,521

John I. Von Lehman	8,725	4.1%	$24.40	2/17/14	85,680

Paul T. Brizzolara	5,855	2.8%	$24.40	2/17/14	57,496

Paul F. Gelter	5,730	2.7%	$24.40	2/17/14	56,269

Present value amount was calculated using the Black-Scholes methodology.

AGGREGATE OPTION/SAR EXERCISES IN LAST
FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth the aggregated options exercised during 2004 and the option value as of December 31, 2004 for the Chief Executive Officer and the four other most highly paid executive officers of Midland under the Company’s Incentive Stock Option Plans.

Value of Unexercised In-
			Number of Securities	the-Money
			Underlying Unexercised	Options/SARs
	Shares Acquired		Options /SARs at Year-End	at Year End
Name	on Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable
Joseph P. Hayden III	—	—	59,624 / 54,396	$961,940/ $591,709

John W. Hayden	—	—	59,624 / 54,396	$961,940 / $591,709

John I. Von Lehman	—	—	28,985 / 24,220	$477,041 / $263,460

Paul T. Brizzolara	—	—	15,895 / 15,090	$258,751 / $161,493

Paul F. Gelter	—	—	1,084 / 8,981	$15,216 / $85,013

EQUITY COMPENSATION PLAN INFORMATION

Number of securities
remaining available for
	Number of securities			future issuance under
	to be issued upon		Weighted-average	equity compensation
	exercise of		exercise price of	plans (excluding
	outstanding options,		outstanding options,	securities reflected in
	warrants and rights		warrant and rights	column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders	l,272,000	(a)	$17.38	1,684,000
Equity compensation plans not approved by security holders	—		—	—
Total	1,272,000		$17.38	1,684,000

(a)	In addition to 1,272,000 outstading options, performance shares have been granted to certain senior-level officers. The ultimate number of shares that may be issued will range between 0 and 241,030 depending on the achievement of certain corporate financial objectives.

CHANGE IN CONTROL ARRANGEMENTS

In January 2000, the Compensation Committee, based upon advice received from an independent compensation consultant, recommended to the Board of Directors that Midland enter into agreements with the senior officers of Midland to provide certain benefits to the officers in the event of a change of control in Midland. In addition, the Compensation Committee recommended that an Employee Retention Plan be implemented to provide certain benefits to the other officers of Midland and its subsidiaries in the event of a change of control. The Board of Directors approved the recommendation of the Compensation Committee and authorized Midland to enter into Corporate Retention Agreements with Joseph P. Hayden III, John W. Hayden, John I. Von Lehman and Paul Brizzolara. Under these agreements, if a change of control should occur with respect to Midland, and the officer should be terminated, or for good reason resign, from employment with Midland, Midland would be obligated to pay Joseph P. Hayden III, John W. Hayden and John I. Von Lehman an amount equal to three times their then-current compensation and Paul Brizzolara an amount equal to two times his then-current compensation. Midland is also obligated to pay additional amounts to offset certain excise tax liabilities payable with respect to such payments.

For purposes of these agreements, a “change in control” is deemed to occur if a shareholder who is not presently a shareholder of Midland acquires more than 33 1/3% of Midland’s outstanding common stock, a majority of the directors of Midland are persons who were not directors when the agreements were entered into and were not nominated to serve by the existing directors, or the shareholders of Midland approve any merger, consolidation or reorganization involving Midland.

FIVE YEAR TOTAL RETURN

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *
AMONG THE MIDLAND COMPANY, THE RUSSELL 2000 EQUITY INDEX AND
THE S&P PROPERTY AND CASUALTY GROUP. **

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the Proxy Statement for next year’s meeting is November 15, 2005.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Midland’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2006 Annual Shareholders’ Meeting, it must be received prior to January 28, 2006. If there is a change in the anticipated date of next year’s annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.

Shareholders may nominate their own directors by providing written notice to the Company’s Secretary by December 16, 2005. The notice must identify the nominee(s) and include the information required by the Securities Exchange Act of 1934.

DIRECTIONS TO THE MIDLAND COMPANY ANNUAL SHAREHOLDERS MEETING APRIL 28,2005

FROM I-75 OR I-71 IN THE GREATER CINCINNATI AREA

I-275 East
Exit Beechmont/Amelia (Rt. 125)
Turn east on Rt. 125
Drive approximately 3 miles
Turn left onto Bach Buxton Rd. (traffic light)
Drive approximately one half mile
Turn right onto Midland Boulevard

FROM DOWNTOWN CINCINNATI
I-471 South
I-275 North/East to Columbus
Exit Beechmont/Amelia (Rt. 125)
Turn right (east on Rt. 125)
Drive approximately 3 miles
Turn left onto Bach Buxton Rd. (traffic light)
Drive approximately one half mile
Turn right onto Midland Boulevard

QUESTIONS?

If you have questions or need more information about the annual meeting, write to:

John I. Von Lehman
The Midland Company 7000
Midland Boulevard
Amelia, Ohio 45102

or call us at (513) 943-7100.

The Midland Company
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Please fold and detach card at perforation before mailing.

THE MIDLAND COMPANY	PROXY / VOTING INSTRUCTION FORM

This Proxy is solicited on Behalf of the Board of Directors for the Annual Meeting to be held on April 28, 2005.

The undersigned hereby appoints JOSEPH P. HAYDEN III, JOHN W. HAYDEN and JOHN I. VON LEHMAN proxies of the undersigned to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote on the matters specified below and in their discretion with respect to such other business as may properly come before the Annual Meeting of Shareholders of The Midland Company to be held on April 28, 2005 at 8:30 A.M. Eastern Time at The Midland Company, 7000 Midland Boulevard, Amelia, Ohio or any adjournment of such Annual Meeting.

Dated: , 2005

Signature of Stockholder

Signature of Stockholder

IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all must sign.

DIRECTIONS TO THE MIDLAND COMPANY
ANNUAL SHAREHOLDERS MEETING
APRIL 28, 2005

FROM I-75 OR I-71 IN THE GREATER CINCINNATI AREA	FROM DOWNTOWN CINCINNATI
I-275 East	I-471 South
Exit Beechmont/Amelia (Rt. 125)	I-275 North/East to Columbus
Turn east on Rt. 125	Exit Beechmont/Amelia (Rt. 125)
Drive approximately 3 miles	Turn right (east) on Rt. 125
Turn left onto Bach Buxton Rd. (traffic light)	Drive approximately 3 miles
Drive approximately one half mile	Turn left onto Bach Buxton Rd. (traffic light)
Turn right onto Midland Boulevard	Drive approximately one half mile
Turn right onto Midland Boulevard

Please fold and detach card at perforation before mailing.

The Midland Company	Proxy/Voting Instruction Form

This proxy will be voted in accordance with specification made. If no choices are indicated, this proxy will be voted for the nominees listed in Proposal 1 and FOR Proposal 2.

1. To elect four members of the Board of Directors.

☐ FOR all nominees listed below (except as otherwise marked below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

     Instructions: To withhold authority to vote for any individual nominee, draw a line through that nominee’s name listed below.

          James E. Bushman           James H. Carey           John W. Hayden           David B. O’Maley

2. To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(This proxy is continued and to be signed on the reverse side.)